Exhibit 11(a)

March 7, 2023

Janus Investment Fund

151 Detroit Street

Denver, CO 80206-4805

Re: Janus Investment Fund Registration Statement on Form N-14

Ladies and Gentlemen:

I have acted as Vice President, Secretary, and Chief Legal Counsel for Janus Investment Fund, a Massachusetts business trust (the “Trust”), in connection with the registration statement on Form N-14 (File No. 333-269480) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on January 31, 2023 and as amended by Pre-Effective Amendment No. 1 on or about the date hereof (the “Registration Statement”). The Registration Statement relates to the issuance of shares of beneficial interest, par value $0.01 per share (the “Shares”), of Janus Henderson Overseas Fund (the “Acquiring Fund”), a series of the Trust, in connection with the reorganization of Janus Henderson International Opportunities Fund (the “Target Fund”), a series of the Trust, with and into the Acquiring Fund (the “Reorganization”) pursuant to the Agreement and Plan of Reorganization by and between the Trust, on behalf of the Acquiring Fund and the Target Fund (the “Reorganization Agreement”).

In rendering this opinion stated herein, I have examined and relied upon the following: the Registration Statement, the Proxy Statement/Prospectus and Statement of Additional Information, which form a part of and are included in the Registration Statement, the Trust’s Amended and Restated Agreement and Declaration of Trust and Amended and Restated Bylaws, each as may be further amended, the proceedings of the Trust’s trustees relating to the Reorganization, a copy of a certificate from the Secretary of the Commonwealth of Massachusetts with respect to the Trust’s due authorization to exercise in the Commonwealth of Massachusetts all of the powers recited in the Amended and Restated Agreement and Declaration of Trust and to transact business in the Commonwealth of Massachusetts, the Reorganization Agreement, and such other records and documents as I have deemed relevant.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, I am of the opinion that, when (i) the Registration Statement (including all necessary amendments) has become effective under the under the Securities Act of 1933, as amended; (ii) the conditions to the consummation of the Reorganization as provided for in the Reorganization Agreement (including the approval by the shareholders of the Target Fund) have been satisfied or, if permitted under applicable law, waived; (iii) the Reorganization has been consummated and become effective in accordance with the terms of the Reorganization Agreement; and (iv) the Shares of the Acquiring Fund to be issued by the Trust pursuant to the Reorganization Agreement have been issued and delivered in accordance with the terms of the Reorganization Agreement and entered into the share record books of the Trust with respect to the Acquiring Fund, the Shares will be validly issued, fully paid, and, subject to and in accordance with the Amended and Restated Agreement and Declaration of Trust, nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is for the exclusive use of the Trust in connection with the filing of such Registration Statement and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purpose. This opinion is given as of the date hereof and I render no opinion and disclaim any obligation to revise or supplement this opinion based upon any change in applicable law or any factual matter that occurs or comes to my attention after the date hereof.

Janus Henderson Investors US, LLC 151 Detroit St, Denver, CO 80206 T +1(800) 525 3713 F +1(877) 319 3852 W janushenderson.com

Very truly yours,

/s/ Abigail Murray

Abigail Murray
Vice President, Secretary, and Chief Legal Counsel